EXHIBIT 16.1

July 26, 2016

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on July 21, 2016, to be filed by our former client, Sundance Strategies, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

Mantyla McReynolds, LLC